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                                                                    EXHIBIT 99.1

DAILY JOURNAL CORPORATION
355 South Grand Avenue, 34th Floor
Los Angeles, California 90071-1560

DAILY JOURNAL CORPORATION INVESTS IN CHOICE INFORMATION SYSTEMS, INC.

For Immediate Release
Wednesday, January 27, 1999

LOS ANGELES - Daily Journal Corporation (Nasdaq:DJCO) has invested a total of $6.67 million (a) to purchase 80% of the capital stock of CHOICE Information Systems, Inc. from CHOICE and certain of its shareholders, (b) to cause CHOICE to purchase substantially all of the assets of QUINDECA Corporation, the consulting and implementation arm of CHOICE, and (c) to leave approximately $4 million in working capital at CHOICE immediately following these transactions. In addition, CHOICE has entered into employment agreements with the principal owners of CHOICE and QUINDECA, and these officers will continue to own 20% of CHOICE.

CHOICE provides the SUSTAIN(R) family of products which consist of technologies and applications to enable justice agencies to automate their operations. The latest product released from CHOICE is the SUSTAIN(R) eCourt(TM) system which is an electronic commerce platform for the justice community and allows users to file cases electronically and publish information on-line. CHOICE has installations in nine states and three countries, and many of its clients have more than a decade of experience with the SUSTAIN(R) product line. In December 1997, Microsoft Corporation announced a strategic alliance with CHOICE to promote electronic commerce in the justice community using the SUSTAIN(R) eCourt(TM) product.

CHOICE installations include the Napa Superior Court and Los Angeles Superior Court in California and the Gwinnett County Court in Georgia, all of which license the SUSTAIN(R) Justice Edition(TM) and the SUSTAIN(R) eCourt(TM) products. In addition, the Metropolitan Toronto Court in Canada has been pioneering the use of the SUSTAIN(R) eCourt(TM) product for more than 18 months. This project has resulted in the ability for lawyers to conduct business electronically with the Court and to create an "electronic court record". In November 1998, the Santa Barbara County Trial Courts in California became the newest licensee of SUSTAIN(R).

Daily Journal is primarily a gatherer and distributor of information through its publications, including the Los Angeles Daily Journal, the San Francisco Daily Journal, California Lawyer magazine, and specialized information services.

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